Sunworks Reports Third Quarter 2019 Results

ROSEVILLE, Calif. October 31, 2019 - Sunworks, Inc. (Nasdaq: SUNW), a provider of solar power solutions for agriculture, commercial and industrial (ACI), public works and residential markets, today announced financial results for the third quarter and the nine months ended September 30, 2019.

Third Quarter 2019 Highlights (Third Quarter of 2019 vs. Third Quarter of 2018):

●	Revenue of $17.5 million versus $18.3 million.

●	Loss before other expenses was ($1.0) million versus a loss of ($0.2) million. Net loss for the quarter ended September 30, 2019 was ($1.2) million, or ($0.26) per basic and diluted share, compared to net loss of ($0.4) million, or ($0.10) per basic and diluted share.

●	Earnings before interest, taxes, depreciation and amortization and stock-based compensation expense (Adjusted EBITDA) was a loss of ($0.8) million versus positive Adjusted EBITDA of $62,000.

●	Gross margin was 17.1% versus 18.4%.

●	Backlog of projects scheduled for installation in the next 12 months as of September 30, 2019 was $38.9 million compared to $45.9 million as of June 30, 2019.

●	Cash balance at September 30, 2019 was $2.5 million versus $3.5 million at June 30, 2019. The company noted that the decrease in the cash balance for the third quarter of 2019 was due to the net loss plus the increase in contract assets and deposits on materials offset by at-the-market (“ATM”) equity issuances, which resulted in aggregate sales of 675,251 shares of common stock for net proceeds of $2.5 million.

Chuck Cargile, Sunworks Chief Executive Officer said, “The timing of revenue recognition on our projects is unpredictable and sometimes outside of our control, causing our third quarter results to be slightly lower than anticipated at the beginning of the quarter. The profitability of projects in our backlog is improved and we expect that to be reflected in our fourth quarter revenue and gross margins. In addition, our operating expenses were higher in the quarter due primarily to non-recurring expenses of $0.3 million for a legal settlement we finalized in the quarter. We continue to focus on improving the fundamentals of the business and delivering new project wins to allow us to generate sustainable growth and profitability.”

2019 Expectations:

●	Management noted that although it is difficult to predict the timing of installation revenue on a quarter-by-quarter basis, the company expects to generate slightly higher sequential revenue in the fourth quarter of 2019.

●	Management expects higher gross margins and lower operating expenses sequentially in the fourth quarter of 2019.

●	Management expects the company to generate positive Adjusted EBITDA for the fourth quarter of 2019.

Third Quarter Financial Summary

Total revenue for the quarter ended September 30, 2019 was $17.5 million compared to $18.3 million in the same period last year. Third quarter 2019 revenue was $0.2 million higher, year-over-year for ACI but lower for both public works and residential. The decreases in public works of $0.5 million and residential of $0.4 million related primarily to the timing of revenue recognition for projects in progress.

Gross margin for the third quarter of 2019 was 17.1% compared to 18.4% for the third quarter of 2018. The decline in gross margin was due to the pacing of revenue recognition from projects in the pre-construction phase, where materials have been delivered but not yet installed. Profit on delivery of materials is not recognized until actual installation activity occurs.

Operating expenses were $4.0 million for the third quarter of 2019, marking an increase of $0.5 million from the $3.5 million reported in the third quarter of 2018. The increase in third quarter 2019 operating expenses was due primarily to non-recurring expenses of $0.3 million for a legal settlement we finalized in the quarter.

Net loss for the quarter ended September 30, 2019 was ($1.2) million, or ($0.26) per basic and diluted share, compared to net loss of ($0.4) million or ($0.10) per basic and diluted share in the third quarter of 2018.

Conference Call Details

Management will host a conference call to discuss these results on the same day at 11 a.m. ET (8:00 a.m. PT). To access the call, please dial 1-844-369-8770 (toll free) or 1-862-298-0840 (international). The conference call will also be broadcast live over the Internet, which can be accessed via the Investor Relations section of Sunworks’ web site at http://ir.sunworksusa.com. All participants should call or access the website approximately 5 minutes before the conference begins.

The webcast will be available for replay for at least 90 days. A telephonic replay of this conference call will also be available by dialing 1-919-882-2331 and using the replay ID #54869 until 11:00 a.m. ET on November 14, 2019.

About Sunworks, Inc.

Sunworks, Inc. (NASDAQ:SUNW) is a premier provider of high performance solar power systems. Sunworks is committed to quality business practices that exceed industry standards and uphold its ideals of ethics and safety. Sunworks continues to grow its presence, expanding nationally with regional and local offices. The company strives to consistently deliver high quality, performance-oriented solutions for customers in a wide range of industries including agricultural, commercial and industrial, federal, public works, and residential. Sunworks’ dedication to excellence is reflected in its 25-year warranty, a benchmark that it stands by to support its customers above and beyond their expectations. Sunworks’ diverse, seasoned workforce includes distinguished veterans who bring a sense of pride, discipline, and professionalism to their interaction with customers. All Sunworks’ employees uphold its guiding principles each day. Sunworks is a member of the Solar Energy Industries Association (SEIA) and is a proud advocate for the advancement of solar power. For more information, visit www.sunworksusa.com

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding the Company’s future revenue and operating income. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive, regulatory, environmental and other factors affecting the Company and its operations, markets and products; the prospects for sales, lower revenues, failure to earn profit, higher costs than expected, potential operating losses, ownership dilution, inability to repay debt, the inability to complete projects within anticipated timeframes and costs, the impact of tariffs imposed by governmental bodies, the impact on the national and local economies resulting from terrorist actions; and other factors detailed in reports filed by the Company. You should also review the risks described in “Risk Factors” in Part I, Item 1A of Sunworks, Inc.’s Annual Report on Form 10-K and in the other reports and documents Sunworks file with the Securities and Exchange Commission from time to time.

Any forward-looking statement made by us in this press release is based only on information currently available to us and reflects only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Discussion of Non-GAAP Financial Measures

The Company’s management believes that the non-GAAP measure of “Adjusted EBITDA” enhances an investor’s overall understanding of the Company’s financial and operating performance and its future prospects by (i) being more reflective of core operating performance and (ii) being more comparable with financial results over various periods. This measure, when used in conjunction with related financial measures calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), provides investors with an additional financial analytical framework that may be useful in assessing the Company’s financial condition and results of operations. The Company’s management uses this financial measure for strategic decision making, forecasting future financial results, and evaluating current period financial and operating performance. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Furthermore, this measure is not intended to be a liquidity measure. Other companies, including other companies in the Company’s industry, may not use this measure or may calculate this measure differently than the Company does, limiting its usefulness as a comparative measure. The Company intends to calculate this non-GAAP financial measure in a consistent manner from period to period. A reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measures has been provided under the heading “Adjusted EBITDA Reconciliation” in the financial statement tables attached to this press release.

Investor Relations Contact:

Rob Fink

FNK IR

646.809.4048

rob@fnkir.com

SUNWORKS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2019, AND DECEMBER 31, 2018

(in thousands, except share and per share data)

	September 30, 2019	December 31, 2018
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$2,157	$3,628
Restricted cash	385	447
Accounts receivable, net	7,228	8,201
Inventory, net	2,006	3,233
Contract assets	5,747	6,153
Other current assets	940	150
Total Current Assets	18,463	21,812
Property and equipment, net	572	852
Operating lease right-of-use asset	1,695	-
Other Assets
Other deposits	72	68
Goodwill	9,464	9,464
Total Other Assets	9,536	9,532
Total Assets	$30,266	$32,196

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$12,447	$11,858
Contract liabilities	2,678	5,069
Customer deposits	780	58
Operating lease liability, current portion	892	-
Loan payable, current portion	124	179
Convertible promissory note, current portion	-	100
Acquisition convertible promissory note, current portion	404	757
Total Current Liabilities	17,325	18,021

Long Term Liabilities
Operating lease liability	803	-
Loan payable	3	88
Promissory note payable, net	3,422	3,669
Acquisition convertible promissory note	-	101
Warranty liability	411	321
Total Long-Term Liabilities	4,639	4,179
Total Liabilities	21,964	22,200

Shareholders’ Equity
Preferred stock Series B, $.001 par value; 5,000,000 authorized shares; 0 shares issued and outstanding	-	-
Common stock, $.001 par value; 200,000,000 authorized shares; 4,724,752 and 3,730,110 shares issued and outstanding, respectively	5	4
Additional paid in capital	77,603	73,502
Accumulated deficit	(69,306)	(63,510)
Total Shareholders’ Equity	8,302	9,996

Total Liabilities and Shareholders’ Equity	$30,266	$32,196

SUNWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

Revenue	$17,547	$18,281	$45,470	$51,722

Cost of Goods Sold	14,547	14,916	39,486	43,048

Gross Profit	3,000	3,365	5,984	8,674

Operating Expenses
Selling and marketing expenses	761	891	2,147	3,048
General and administrative expenses	3,006	2,399	8,365	7,666
Stock-based compensation	99	151	333	1,183
Depreciation and amortization	87	96	269	289

Total Operating Expenses	3,953	3,537	11,114	12,186

Income (loss) before Other Expenses	(953)	(172)	(5,130)	(3,512)

Other Expenses
Other income (expense)	(18)	(13)	(12)	(26)
Interest expense	(213)	(191)	(654)	(353)

Total Other Expenses	(231)	(204)	(666)	(379)

Loss before Income Taxes	(1,184)	(376)	(5,796)	(3,891)

Income Tax Expense	-	-	-	-

Net Loss	$(1,184)	$(376)	$(5,796)	$(3,891)

LOSS PER SHARE:
Basic	$(0.26)	$(0.10)	$(1.44)	$(1.11)
Diluted	$(0.26)	$(0.10)	$(1.44)	$(1.11)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
Basic	4,508,530	3,672,845	4,024,116	3,508,484
Diluted	4,508,530	3,672,845	4,024,116	3,508,484

Adjusted EBITDA Reconciliation

	September 30, 2019	September 30, 2018

Net Loss	$(1,184)	$(376)
Add: Interest expense	213	191
Add: Depreciation and amortization	87	96
Add: Stock-based compensation	99	151
Adjusted EBITDA	$(785)	62